Exhibit 99.1

DISNEY SAVINGS AND INVESTMENT PLAN

REPORT ON FINANCIAL STATEMENTS

DECEMBER 31, 2013 AND 2012

DISNEY SAVINGS AND INVESTMENT PLAN
INDEX TO FINANCIAL STATEMENTS
DECEMBER 31, 2013 AND 2012

*The Disney Savings and Investment Plan (the Plan) is subject to the Employee Retirement Income Security Act of 1974 (ERISA). Therefore, in lieu of the requirements of Items 1-3 of Form 11-K, the financial statements for the years ended December 31, 2013 and 2012, and Schedule of Assets (Held at End of Year) as of December 31, 2013, which have been prepared in accordance with the financial reporting requirements of ERISA, are filed herewith.

The written consent of PricewaterhouseCoopers LLP with respect to the financial statements of the Plan is filed as Exhibit 23 to this Annual Report.

**Other schedules required by the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974 (“ERISA”) have been omitted because they are either not applicable or have been filed directly with the Department of Labor as part of the Master Trust filing.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Participants and Administrator of the
Disney Savings and Investment Plan

In our opinion, the accompanying statements of net assets available for benefits and the related statement of changes in net assets available for benefits present fairly, in all material respects, the net assets available for benefits of the Disney Savings and Investment Plan (the “Plan”) at December 31, 2013 and 2012, and the changes in net assets available for benefits for the year ended December 31, 2013 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Plan's management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

Our audits were conducted for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedule of Assets (Held at End of Year) as of December 31, 2013 is presented for the purpose of additional analysis and is not a required part of the basic financial statements but is supplementary information required by the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. This supplemental schedule is the responsibility of the Plan's management. The supplemental schedule has been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic financial statements taken as a whole.

PRICEWATERHOUSECOOPERS LLP

Los Angeles, California
June 24, 2014

DISNEY SAVINGS AND INVESTMENT PLAN
STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS
(in thousands)

	December 31,
	2013	2012
Assets
Investments in Master Trust at fair value:
Disney Stock ESOP Fund	$1,312,056	$911,596
Disney Stock Non ESOP Fund	1,593	2,789
Fidelity Capital Appreciation K Fund	449,030	337,051
Fidelity Diversified International K Fund	249,976	199,766
Fidelity Freedom 2000 K Fund	3,899	4,118
Fidelity Freedom 2005 K Fund	2,626	2,854
Fidelity Freedom 2010 K Fund	16,062	15,747
Fidelity Freedom 2015 K Fund	57,715	51,848
Fidelity Freedom 2020 K Fund	83,063	62,281
Fidelity Freedom 2025 K Fund	89,218	64,888
Fidelity Freedom 2030 K Fund	87,853	63,038
Fidelity Freedom 2035 K Fund	86,972	60,622
Fidelity Freedom 2040 K Fund	82,662	55,777
Fidelity Freedom 2045 K Fund	44,910	27,668
Fidelity Freedom 2050 K Fund	35,503	20,745
Fidelity Freedom 2055 K Fund	5,748	1,292
Fidelity Freedom Income K Fund	10,546	9,378
Fidelity Institutional Money Market Fund	270,831	268,481
Baron Growth Fund Institutional Shares	162,184	106,760
Calamos Growth Fund Institutional Shares	—	143,826
Federated US Treasury Cash Reserves	20,887	18,136
Frontegra MFG Global Equity Fund Institutional Class	7,346	—
PIMCO Total Return Fund	370,946	418,419
Royce Low Priced Stock Fund	—	61,616
Sequoia Fund	469,952	350,637
Spartan Emerging Markets Index Fund	3,818	—
Spartan International Index Fund	23,675	13,335
Vanguard Institutional Index Plus Shares Fund	373,781	274,617
Vanguard Mid-Cap Index Fund Institutional Plus Shares	350,556	116,574
Vanguard Small-Cap Index Fund Institutional Plus Class	157,225	45,396
Vanguard Total Bond Market Index Fund	29,166	33,430
Vanguard Total Stock Market Index Fund	46,070	22,365
Total investments in Master Trust	4,905,869	3,765,050

Receivables:
Notes receivable from participants	56,976	53,473
Interest and dividend income	14,880	—
Employer contributions	3,082	2,932
Participant contributions	20	7
Total receivables	74,958	56,412

Net assets available for benefits	$4,980,827	$3,821,462

The accompanying notes are an integral part of these financial statements.

DISNEY SAVINGS AND INVESTMENT PLAN
STATEMENT OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS
(in thousands)

For the Year Ended
December 31, 2013

Plan's interest in Master Trust's investment income:
Dividends	$109,647
Net appreciation in fair value of investments (Note 3)	1,024,530
1,134,177

Interest income on notes receivable from participants	2,205

Contributions:
Participant	245,438
Employer	51,791
297,229

Deductions from net assets attributed to:
Benefits paid to participants	(298,301)
Administrative expenses (Note 5)	(271)
(298,572)

Net increase before transfers	1,135,039
Transfer of assets into plan (Note 1)	24,326

Net assets available for benefits:
Beginning of year	3,821,462

End of year	$4,980,827

The accompanying notes are an integral part of these financial statements.

DISNEY SAVINGS AND INVESTMENT PLAN
NOTES TO FINANCIAL STATEMENTS

1.Description of the Plan

General
The Walt Disney Company (the “Company”) adopted the Disney Salaried Savings and Investment Plan (the “Plan”) effective as of May 1, 1984. Effective February 2, 2007, the name of the Plan changed to the Disney Savings and Investment Plan. The Plan is a defined contribution plan intended to provide participating employees the opportunity to accumulate retirement funds through a tax-deferred contribution arrangement pursuant to Section 401(k) of the Internal Revenue Code of 1986 (the “Code”). In addition to the Code, the Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974 (“ERISA”). This Plan is also an Employee Stock Ownership Plan (“ESOP”), which is intended to comply with Section 4975(e)(7) of the Code. The ESOP provides employees the opportunity to participate in the performance, both positive and negative, of Company common stock. The following description of the Plan provides only general information. Participants should refer to the Plan document for a complete description of the Plan’s provisions.

Administration of the Plan
The Investment and Administrative Committee of The Walt Disney Company Sponsored Qualified Benefit Plans and Key Employees Deferred Compensation and Retirement Plan (the “Committee” or “Plan Administrator”) administers the Plan, interprets its provisions and resolves all issues arising in the administration of the Plan.

The assets of the Plan are administered under a trust agreement between the Company and Fidelity Management Trust Company (“Fidelity” or the “Trustee”). Pursuant to the trust agreement, Fidelity executes the day-to-day activities of trust administration.

Administrative expenses of the Plan may be paid from the assets of the Plan unless the Company, at its discretion, pays such expenses. Investment expenses incurred by the investment funds are charged to the respective funds.

Participation
Participation in the Plan is available to eligible domestic employees of the Company and certain of its subsidiaries. Eligible employees may enroll and begin making contributions 90 days after their hire date.

The Plan accepts direct cash rollovers from other qualified plans or individual retirement accounts regardless of whether the eligible employee has met the 90-day service requirement.

Contributions
Participants are permitted to make pre-tax contributions or after-tax Roth contributions or a combination of both in whole percentages, up to 50 percent of their base compensation, through weekly payroll deductions. A participant’s total pre-tax contributions, after-tax Roth 401(k) contributions and the Company’s matching contributions, in any Plan year, cannot exceed the limits provided under Section 402(g) and Section 415 of the Code.

Once the participant reaches one year of service, the Company will begin making matching contributions in the amount of the lesser of two percent of eligible compensation or 50 percent of employee contributions. The Company may change the level of matching contributions or cease making matching contributions.

Income earned on participant pre-tax contributions and Company contributions to the Plan is not taxable for federal or state income tax purposes until withdrawn from the Plan. Income earned on Roth 401(k) contributions is not taxable if distributed in a qualified distribution. A Roth 401(k) withdrawal is considered a qualified distribution if five taxable years have passed since a participant’s first contribution and the withdrawal is attributable to the participant’s attainment of age 59 ½, disability or death.

DISNEY SAVINGS AND INVESTMENT PLAN
NOTES TO FINANCIAL STATEMENTS
(continued)

Vesting
Participants are fully vested immediately in all contributions, including the Company’s matching contributions, and all earnings thereon.

Investments
Participants may direct the investment of their individual contributions and any Company matching contributions in any one or more of the investment funds established under the Plan. Participants may elect to change the investment of their contributions or to transfer all or part of their account balances among the various investment funds in increments of one percent.

Benefits, Distributions and Withdrawals
A participant’s entire account balance, adjusted for investment gains or losses, is available for immediate distribution upon termination of employment. Distributions are made in cash or participants can elect to receive any part of their Disney Stock Fund accounts in the form of Company common stock plus cash for any fractional shares. Participants’ account balances under $1,000 are automatically distributed within 60 days following the participant’s termination date (or on a future date at which the fair market value of the account balance should fall below $1,000), less 20 percent for federal tax withholding, unless the participant elects to rollover the distribution into an IRA or another qualified plan. Participants with account balances of $1,000 or more may elect a distribution at any time following termination of employment, except all amounts are to be distributed in accordance with the minimum required distribution provisions of the Code.

In-service withdrawals, up to 100 percent of the participant’s account, are available after reaching age 59½. Hardship withdrawals are limited to the amounts necessary to satisfy a financial hardship and will be made if the Committee, or its delegate, determines that the reason for the hardship complies with applicable requirements under the Code and the Plan.

Voting Rights for the Disney Stock Funds
Each participant has the right to direct the Trustee concerning shareholder rights, such as voting rights or tender offers. An appointed independent fiduciary will vote the shares if a participant does not give specific voting instructions to the Trustee. If an independent fiduciary is not appointed in a particular year or does not give the Trustee timely direction, the Trustee will vote those shares in the same proportion it has received instructions from other participants. If the Trustee does not receive specific tender offer instructions, the Trustee will not tender those shares.

Notes Receivable from Participants
Participants are permitted to borrow from their accounts subject to certain limitations and conditions established to comply with the current requirements of the Code. All notes made by participants are secured by their accounts with a right of offset. Participants may borrow up to 50 percent of their vested account balance not to exceed $50,000 in any consecutive twelve-month period. The minimum amount of each note is $1,000, and a participant may only have one note outstanding.

Notes may have a term of up to five years. However, the term can be extended to thirty years if the note is used to acquire or construct a principal residence of the participant. The interest rate on notes is equal to the prime rate on the date of issuance plus one percent. Note payments, including interest, are credited to the participant’s account.

Plan Amendment or Termination
The Company reserves the right to amend or modify the provisions of the Plan. Although the Company expects to continue the Plan indefinitely, the Board of Directors of the Company may terminate the Plan for any reason. If the Plan is terminated, each participant will receive, as prescribed by ERISA and its related regulations and in the form and manner determined by the Committee, a payment equal to the value of the participant’s account balance at the time of liquidation.

DISNEY SAVINGS AND INVESTMENT PLAN
NOTES TO FINANCIAL STATEMENTS
(continued)

Mergers into the Plan
Effective September 30, 2013, the Playdom 401(k) Profit Sharing Plan and Trust was merged into the Plan, and net assets of $5,591,236 were transferred to the Plan.

Effective December 31, 2013, a portion of the Marvel Entertainment LLC Savings and Investment Plan was merged into the Plan, and net assets of $18,734,934 were transferred to the Plan.

2.     Summary of Significant Accounting Policies

Basis of Accounting
The financial statements of the Plan are prepared using the accrual basis of accounting.

Use of Estimates
The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying disclosures. Actual results could differ from those estimates.

Risks and Uncertainties
The Plan provides for various investment options in mutual funds and other securities. Investment securities are exposed to various risks, such as interest rate, market and credit risks, which can include increases in defaults and credit rating downgrades. Due to the level of risk associated with certain investment securities, it is at least reasonably possible that changes in risks in the near term could materially affect participants’ account balances, the amounts reported in the Statements of Net Assets Available for Benefits and in the Statement of Changes in Net Assets Available for Benefits.

Investment Valuation and Income Recognition
The Plan’s investments are all held in the Disney Savings Plan Master Trust (the “Master Trust”). Shares in registered investment companies are valued at the net asset value of shares held by the Plan at year end. The Disney Stock ESOP Fund is valued at the year end quoted market price of Company common stock. The Disney Stock Non ESOP Fund was added to be used for employee and employer contributions that are directed by the participant to be invested in Company common stock and is also a share accounted fund with real time trading and valued at the year end quoted market price of Company common stock. The balances in the Disney Stock Non ESOP Fund will be automatically transferred to the Disney Stock ESOP Fund annually. Purchases and sales of securities are recorded on a trade-date basis. Dividends are recorded on the ex-dividend date.

Net Appreciation/(Depreciation) in Fair Value of Investments
The Plan’s share of the Master Trust’s net appreciation or depreciation in the fair value of investments recorded in the Statement of Changes in Net Assets Available for Benefits consists of realized gains/(losses) on sales and unrealized appreciation/(depreciation) on investments.

Notes Receivable from Participants
Notes receivable from participants are measured at their unpaid principal balance plus any accrued but unpaid interest. There are no allowances for credit losses as delinquent participant notes are reclassified as distributions based upon the terms of the Plan document and the Code.

Payment of Benefits
Benefits are recorded when paid.

DISNEY SAVINGS AND INVESTMENT PLAN
NOTES TO FINANCIAL STATEMENTS
(continued)

Expenses
Administrative expenses paid by the Company on behalf of the Plan are excluded from these financial statements. Fees related to the administration of notes receivable from participants are charged directly to the participant's account and are included in administrative expenses. Investment-related expenses are included in net appreciation of fair value of investments.

Subsequent Events
The Plan Administrator has evaluated subsequent events through June 24, 2014, the date the financial statements were available to be issued, and made any necessary adjustments and disclosures, as applicable.

Effective March 31, 2014, a portion of the Lucas Companies Retirement Savings Plan was merged into the Plan, and net assets of $271,542,645 were transferred to the Plan.

3.    Investments

The following are the investments that represent 5% or more of the Plan’s total net assets available for benefits (in thousands):

	December 31,
	2013	2012

Disney Stock Funds	$1,313,649	$914,385
Fidelity Capital Appreciation K Fund	449,030	337,051
Fidelity Diversified International K Fund	249,976	199,766
Fidelity Institutional Money Market Fund	270,831	268,481
PIMCO Total Return Fund	370,946	418,419
Sequoia Fund	469,952	350,637
Vanguard Institutional Index Plus Shares Fund	373,781	274,617
Vanguard Mid-Cap Index Fund Institutional Plus Shares	350,556	n/a

The net appreciation/(depreciation) in the Plan’s share of investments held by the Master Trust for the year ended December 31, 2013 is as follows (in thousands):

Disney Stock Funds	$472,851
Registered Investment Companies:
International/Global Equities	50,331
Domestic Equities – Small Cap	78,873
Domestic Equities – Mid Cap	86,967
Domestic Equities – Large Cap	285,698
Life Cycle/Target Date Funds	71,696
Bond Funds	(21,886)
Total	$1,024,530

DISNEY SAVINGS AND INVESTMENT PLAN
NOTES TO FINANCIAL STATEMENTS
(continued)

4.     Income Taxes

In January 2011, the Company filed a request for a determination letter from the Internal Revenue Service (“IRS”). On February 13, 2014, the Company received a favorable determination letter in response to that request stating that the Plan qualifies under the appropriate sections of the Code and is therefore exempt from income taxes under Section 501(a) of the Code. Since January 2011, the Plan has been amended and the Company intends to file for a new determination letter in accordance with the staggered remedial amendment period provisions of Revenue Procedure 2007-44. The Plan Administrator and the Plan’s legal counsel believe that the Plan is designed and is currently being operated in compliance with the applicable requirements of the Code.

U.S. GAAP requires the Plan Administrator to evaluate tax positions taken by the Plan and recognize a tax liability if the Plan has taken an uncertain position that more likely than not would not be sustained upon examination by the IRS. The Plan Administrator has concluded that as of December 31, 2013 and 2012, there are no uncertain positions taken or expected to be taken that would require recognition of a liability or disclosure in the financial statements. The Plan is subject to routine audits by the IRS; however, there are currently no audits for any tax periods in progress. The Plan Administrator believes it is no longer subject to income tax examination for years prior to 2010.

5.     Party-in-Interest Transactions

Under ERISA rules related to 401(k) plans, transactions with related parties of the Plan such as a sponsor, administrator, trustee or participant (Parties-in-Interest) are considered either exempt or non-exempt from ERISA prohibited transaction provisions. Non-exempt transactions are subject to penalty taxes.

During the year ended December 31, 2013, the Plan had the following exempt party-in-interest transactions:

•
Certain Plan investments are shares of registered investment companies managed by Fidelity, who is the Trustee of the Plan. In addition, there is a revenue sharing arrangement with Fidelity that is used to pay the Plan's administrative expenses.

•	Fees paid by the Plan to the Trustee amounted to $270,872.

•	The Company paid certain administrative expenses on behalf of the Plan totaling $262,159.

•	Participant note activity included borrowings of $28,895,044 and principal repayments of $25,457,161.

•	The Plan allows participants to invest in Company common stock through the Disney Stock ESOP and Non ESOP investment funds.

6.     Investment in Disney Savings Plan Master Trust

The Plan’s investments are held in the Master Trust, which also includes the assets of the Disney Hourly Savings and Investment Plan and the Disney Retirement Savings Plan, which are other defined contribution plans sponsored by the Company. Assets of the Master Trust are allocated to the participating plans according to the investment elections of participants within each plan. The Plan’s interest in the net assets of the Master Trust was approximately 95% at December 31, 2013 and 2012. Investment income of the Master Trust for the year ended December 31, 2013 was allocated based upon each Plan’s interest within each of the investment funds held by the Master Trust. For the year ended December 31, 2013, the Master Trust’s purchases and sales of Company common stock were $137,035,245 and $207,643,763, respectively.

DISNEY SAVINGS AND INVESTMENT PLAN
NOTES TO FINANCIAL STATEMENTS
(continued)

Investments and dividends receivable held by the Master Trust are as follows (in thousands):

	December 31,
	2013	2012
Investments, at fair value:
Disney Stock Funds	$1,379,186	$955,316
Registered Investment Companies:
International/Global Equities	299,608	223,360
Domestic Equities – Small Cap	343,113	228,813
Domestic Equities – Mid Cap	374,993	277,389
Domestic Equities – Large Cap	1,396,014	1,023,006
Life Cycle/Target Date Funds	699,151	493,820
Bond Funds	416,808	469,286
Money Market Funds	310,942	303,829
Dividends receivable	15,617	—
Total	$5,235,432	$3,974,819

The changes in net assets for the Master Trust for the year ended December 31, 2013 are as follows (in thousands):

Dividends	$115,416
Net appreciation in fair value of investments	1,081,751
Net investment income	1,197,167
Net Transfers	63,446
Increase in net assets	1,260,613
Net assets:
Beginning of year	3,974,819
End of year	$5,235,432

The net appreciation/(depreciation) in the fair value of the investments held by the Master Trust for the year ended December 31, 2013 is as follows (in thousands):

Disney Stock Funds	$495,162
Registered Investment Companies:
International/Global Equities	52,879
Domestic Equities – Small Cap	84,502
Domestic Equities – Mid Cap	92,838
Domestic Equities – Large Cap	297,465
Life Cycle/Target Date Funds	81,651
Bond Funds	(22,746)
Total	$1,081,751

DISNEY SAVINGS AND INVESTMENT PLAN
NOTES TO FINANCIAL STATEMENTS
(continued)

7.     Fair Value Measurements

Fair value is defined as the amount that would be received for selling an asset or paid to transfer a liability in an orderly transaction between market participants and is classified in one of the following three categories:

•	Level 1 – Quoted prices for identical instruments in active markets

•
Level 2 – Quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are not active; and model-derived valuations in which all significant inputs and significant value drivers are observable in active markets

•	Level 3 – Valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable

The Plan’s assets are all Level 1 assets.

DISNEY SAVINGS AND INVESTMENT PLAN
EIN: 95-4545390, Plan: 011
SCHEDULE H, LINE 4i
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AS OF DECEMBER 31, 2013

(a)	(b)	(c)	(e)
	Identity of Issue, Borrower, Lessor, or Similar Party	Description of Investment, Including Maturity Date, Rate of Interest, Collateral, Par or Maturity Value	Current Value

*	Disney Savings Plan Master Trust	Master Trust Investment Account	$4,905,868,725
*	Notes receivable from participants	Notes mature between January 2014 and December 2043 with interest rates that range from 4.25% to 9.25%.	$56,976,334

* A party-in-interest for which a statutory exemption exists.